Exhibit 23.1.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97263 and 333-114486 on Form S-3, Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3 and Registration Nos. 333-98781, 333-120172 and 33-45618 on Form S-8 of our reports dated March 4, 2005, relating to the consolidated financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Kansas City, Missouri

March 4, 2005